Exhibit 10(g)

An Integrated Energy Company	David W. Joos President & CEO
March 19, 20l0
Kenneth Whipple
     Chairman of the Board
Joseph F. Paquette, Jr.
     Presiding Director
John B. Yasinsky
     Chairman of the Compensation and
     Human Resources Committees
CMS Energy Corporation
Consumers Energy Company
One Energy Plaza
Jackson, MI 49201
Dear Ken, Joe and John:
On behalf of the Boards of Directors of CMS and Consumers and their Compensation and Human Resources Committees, you have been discussing with me my role at both companies when I retire as CEO. I believe we have reached agreement on what that role and related compensation should be, and the timing, and I have set it out below:
Effective with the 2010 annual meeting of shareholders of CMS, I am resigning as CEO and all other offices which I hold at the companies, based on our agreement in this letter. As you know, I have recommended to the Board that John Russell replace me as CEO, and I understand that the Board believes that he is the right choice. John is an exceptionally strong leader and, particularly with our focus on growing our Michigan utility, is the right person to assume the overall leadership of CMS Energy at this time.
Also, at the organizational meeting immediately following the 2010 annual meeting, the Boards will elect me as Chairman of the Boards and Chairman of the Executive Committees of the companies, succeeding Ken who has reached our mandatory retirement age for directors. I will serve as Chairman until at least the 2012 annual meeting of shareholders. Ken is owed our gratitude and appreciation for the exceptional job he has done as Chairman. I am particularly appreciative of the personal counsel he has given me during my service as CEO, and prior to that as COO.
During my first year as Chairman, I will make myself available for one to two days a week on average to provide counseling and advice to John Russell, and to take on any other responsibilities as agreed to between John, me, and the Boards. Currently, these other responsibilities are expected to include work on certain discrete projects, regulatory and civic matters over the first year of my Chairmanship. I will continue to make myself available to John beyond the first year, though it is anticipated the time involved will decrease as the transition is completed.
As compensation for these services as Chairman, effective May 21, 2010, I’ll receive a grant of 100,000 shares of restricted stock of CMS (or equivalent upon mutual agreement). All of these shares will vest on May 21, 2013 subject only to my agreement to serve as Chairman until at least the 2012 annual meeting of shareholders. Unless I voluntarily terminate my service as Chairman prior to the date of the 2012 annual meeting of shareholders, the grant will vest in full on the earlier of May 21, 2013, my retirement from the Board, or my death. Aside from this vesting provision, the grant will be issued under the same terms and conditions as the tenure-vested portion of the restricted share grant I received in August, 2009.
One Energy Plaza • Jackson, MI 49201 • Tel: 517 788 1352 • Fax: 517 788 0180 • www.cmsenergy.com

In addition, I’ll be paid the Chairman’s retainer for each year I serve as Chairman, as well as the same equity award (or equivalent upon mutual agreement) and cash retainer paid to other directors in each year. The Chairman’s retainer shall be no less than $120,000 per year, and shall be subject to adjustment from time to time through the Board’s normal process of reviewing Board compensation. I’ll receive Board and committee meeting fees (for committees on which I serve) determined in the same manner as for other non-executive board members. I’ll also have an office, the use of a computer and other technology, and executive assistant support.
I shall retire as an employee of the companies effective June 1, 2010, and between the annual meeting date and June 1, I’ll continue to receive my salary and other compensation and benefits as if I had retained my position as CEO through that date. Further, the Compensation and Human Resources Committee agrees to waive any forfeiture of restricted stock awards that would otherwise have applied due to my retirement prior to 12 months after the grant date. All other compensation, benefits, and awards will continue under the terms applicable to them as of the date of this letter.
Effective with my election as Chairman, my Executive Severance Agreement dated April 14, 2004 will be terminated.
If this letter reflects our agreement, please obtain any necessary approvals by the Board or its committees and sign one copy and return it to me.
Finally, I’d like to express my appreciation for the support and counsel provided me by the Boards over my tenure as CEO. I am ful1y supportive of the transition we have discussed, as it wil1 allow for continuity in leadership and direction, which I believe is in the best interest of our shareowners. I look forward to working with the Board in my new role and appreciate your confidence.
Sincerely,

/s/ David W. Joos
David W. Joos
Agreed:
The Boards of Directors of CMS Energy Corporation
and Consumers Energy Company

By:	/s/ Kenneth Whipple
Kenneth Whipple

By:	/s/ Joseph F. Paquette, Jr.
Joseph F. Paquette, Jr.

The Compensation and Human Resources Committees

By:	/s/ John B. Yasinsky
John B. Yasinsky

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